Exhibit 99.5
Announcement 2 — No Delaware approval received by First Closing Date
Not for release, publication or distribution, in whole or in part, in, into or from Australia, Canada or any other jurisdiction where to do so would constitute a violation of the relevant laws of such jurisdiction
19 December 2006
RECOMMENDED OFFER BY CATLIN GROUP LIMITED FOR WELLINGTON UNDERWRITING PLC
Offer update
Catlin is pleased to announce that, as at 1.00 pm (London time) on 18 December 2006, it had received valid acceptances from Wellington Shareholders in respect of 433,038,085 Wellington Shares which Catlin will count towards satisfaction of the acceptance condition, representing approximately 85 per cent of Wellington’s existing issued share capital. This total includes acceptances received in respect of 40,000 Wellington Shares (representing approximately 0.01 per cent of Wellington’s existing issued share capital, excluding shares held as treasury shares) which were subject to irrevocable commitments procured by Catlin from the Wellington directors. Neither Catlin nor any of its associates has any outstanding irrevocable commitments or letters of intent in respect of any Wellington Shares.
Save as disclosed in this announcement or in the Offer Document, neither Catlin, nor any person acting in concert with Catlin, is interested in or has any rights to subscribe for, any Wellington Shares nor does any such person have any short position (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative or any arrangement in relation to Wellington Shares. For these purposes, “arrangement” includes any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery of Wellington Shares and any borrowing or lending of Wellington Shares which have not been on-lent or sold and any outstanding irrevocable commitment or letter of intent with respect to Wellington Shares.
The Offer remains open and its next closing date will be at 1.00 pm (London time) on Wednesday 20 December 2006.
Wellington Shareholders who have not already done so are encouraged to return their Forms of Acceptance, duly completed in accordance with the instructions set out thereon and in the Offer Document and the Form of Acceptance and Election. The Mix and Match Facility has now been closed and only elections made under the Mix And Match Facility received from Wellington Shareholders before the First Closing Date will be considered.
As set out in the Offer Document, if Catlin receives acceptances under the Offer in respect of, or otherwise acquires, 90 per cent. or more of the Wellington Shares to which the Offer relates, Catlin will exercise its rights pursuant to the provisions of

Schedule 2 to the Interim Implementation Regulations to acquire compulsorily the remaining Wellington Shares in respect of which the Offer has not been accepted.
Terms defined in the Offer Document have the same meanings in this announcement.
Enquiries
For further information, contact:
Catlin
James Burcke (Head of Communications, London)
Tel: +44 (0)20 7458 5710
Mobile: +44 (0)7958 767738
Email: james.burcke@catlin.com
William Spurgin (Head of Investor Relations, London)
Tel: +44 (0)20 7458 5726
Mobile: +44 (0)7710 314365
Email: william.spurgin@catlin.com
JPMorgan Cazenove
Sole financial adviser and joint corporate broker to Catlin
Tel: +44 (0)20 7588 2828
Tim Wise
Robert Thomson
Conor Hillery
UBS Investment Bank
Joint corporate broker to Catlin
Tel: +44 (0)20 7567 8000
Phil Shelley
Maitland
Public relations adviser to Catlin
Liz Morley
Tel: +44 (0)20 7379 5151
Email: emorley@maitland.co.uk
Wellington
Tel: +44 (0)20 7337 2000
Preben Prebensen (Chief Executive)
Lexicon Partners
Sole financial adviser to Wellington
Tel: +44 (0)20 7653 6000
Angus Winther
James Viggers
Citigroup Global Markets
Sole corporate broker to Wellington

Tel: +44 (0)20 7986 4000
Andrew Thompson
Financial Dynamics
Public relations adviser to Wellington
Tel: +44 (0)20 7269 7200
Rob Bailhache
Geoffrey Pelham-Lane
The Catlin Directors accept responsibility for the information contained in this announcement. To the best of their knowledge and belief (having taken all reasonable care to ensure that such is the case), the information contained in this announcement is in accordance with the facts and does not omit anything likely to affect the import of such information.
JPMorgan Cazenove, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Catlin and no one else in connection with the Offer and will not be responsible to anyone other than Catlin for providing the protections afforded to clients of JPMorgan Cazenove or for providing advice in relation to the Offer, the contents of this announcement, or any matter referred to herein.
UBS Limited, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Catlin and no one else in connection with the Offer and will not be responsible to anyone other than Catlin for providing the protections afforded to clients of UBS Limited or for providing advice in relation to the Offer, the contents of this announcement, or any matter referred to herein.
Lexicon Partners, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Wellington and no one else in connection with the Offer and will not be responsible to anyone other than Wellington for providing the protections afforded to clients of Lexicon Partners or for providing advice in relation to the Offer, the contents of this announcement, or any matter referred to herein.
Citigroup Global Markets, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Wellington and no one else in connection with the Offer and will not be responsible to anyone other than Wellington for providing the protections afforded to clients of Citigroup Global Markets or for providing advice in relation to the Offer, the contents of this announcement, or any matter referred to herein.
This announcement does not constitute, or form part of, any offer for or invitation to sell or purchase any securities, or any solicitation of any offer for, securities in any jurisdiction. Any acceptance or other response to the Offer should be made only on the basis of information contained in or referred to in the Offer Document and the Prospectus. Such documents contain important information which Wellington Shareholders are urged to read carefully.

The release, publication or distribution of this announcement in certain jurisdictions may be restricted by law and therefore persons in such jurisdictions into which this announcement is released, published or distributed should inform themselves about and observe such restrictions. Further, the laws of the relevant jurisdiction may affect the availability of the Offer (including the Mix and Match Facility) to persons not resident in the United Kingdom. Persons who are not resident in the United Kingdom, or who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about, and observe, any applicable requirements. Further details in relation to overseas shareholders are contained in the Offer Document.
The material set forth herein is for information purposes only and should not be construed as an offer for securities for sale in or into the United States or any other jurisdiction. The New Catlin Shares to be issued in connection with the Offer have not been, nor will they be, registered under the US Securities Act of 1933, as amended, or under the securities laws of any state of the United States of America and may not be offered or sold in the United States of America, absent registration or an applicable exemption from registration.
The Offer is made for the securities of a UK company and is subject to UK disclosure requirements, which are different from those of the United States. Financial statements included in the Offer Document and Prospectus have been prepared in accordance with non-US accounting standards and may not be comparable to the financial statements of US companies.
It may be difficult for you to enforce your rights and any claim you may have arising under the US federal securities laws, since Catlin and Wellington are located in non-US jurisdictions, and some or all of their officers and directors may be residents of non-US jurisdictions. You may not be able to sue a non-US company or its officers or directors in a non-US court for violations of US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgement.
The relevant clearances have not been, and will not be, obtained from the securities commission of any province or territory of Canada; no Prospectus or a Prospectus equivalent has been, or will be, lodged with, or registered by, the Australian Securities and Investments Commission and the New Catlin Shares have not been, nor will they be, registered under or offered in compliance with applicable securities laws of any state, province, territory or jurisdiction of Canada or Australia. Accordingly, the New Catlin Shares may not (unless an exemption under relevant securities laws is applicable) be offered, sold, resold or delivered, directly or indirectly, in or into the United States, Canada or Australia or any other jurisdiction outside the United Kingdom if to do so would constitute a violation of the relevant laws of, or require registration thereof in, such jurisdiction or to, or for the account or benefit of, a person located in the United States, Canada or Australia or such other jurisdiction.

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